Exhibit 10.12

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

RADYNE COMSTREAM INC., a Delaware corporation,

XICOM ACQUISITION INC.,
a California corporation,

XICOM TECHNOLOGY INC.,
a California corporation,

THE XICOM SHAREHOLDERS SIGNATORY HERETO,

and

WALTER C. WOOD, solely in his capacity as the Shareholders’ Representative

Dated as of March 2, 2005

MERGER AGREEMENT

     This MERGER AGREEMENT (the “Agreement”) is made as of March 2, 2005 (to be effective in accordance with Section 1.8) by and among Radyne ComStream Inc., a Delaware corporation (“Radyne”); Xicom Acquisition Inc., a California corporation wholly owned by Radyne (“Merger Sub”); Xicom Technology Inc., a California corporation (“Xicom”); Walter C. Wood and Ronald J. Sterns (collectively, the “Shareholders”); the additional shareholders of Xicom listed on Appendix I hereto for purposes of Section 1.12 and Article 4 only (collectively with the Shareholders, the “Xicom Shareholders”); and Walter C. Wood, solely in his capacity as the Shareholders’ Representative (as defined in Section 1.12).

RECITALS

     A. Radyne wishes to acquire all of the capital stock of Xicom from the Xicom Shareholders.

     B. Radyne has caused the formation of Merger Sub for the purpose of accomplishing a triangular merger with Xicom.

     C. The parties have determined that it is in their respective best interests to merge Merger Sub with and into Xicom (the “Merger”) and to undertake such other actions described herein, all on the terms and subject to the conditions set forth in this Agreement.

     D. The Board of Directors of Xicom has (i) determined that the Merger is fair to, and in the best interests of, Xicom and the Xicom Shareholders; (ii) unanimously approved and adopted this Agreement, the Merger, and the other transactions contemplated by this Agreement; and (iii) determined to unanimously recommend that the Xicom Shareholders approve and adopt this Agreement and the Merger. The Shareholders have executed this Agreement and this Agreement and the Merger will be submitted for approval by the other Xicom Shareholders.

     E. The Boards of Directors of each of Radyne and Merger Sub have (i) determined that the Merger is consistent with and in furtherance of the long-term business strategy of Radyne and fair to, and in the best interests of, Radyne, Merger Sub and their respective stockholders, and (ii) approved and adopted this Agreement, the Merger, and the other transactions contemplated by this Agreement.

STATEMENT OF AGREEMENT

     NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1

THE MERGER

     In connection with the Merger, the respective boards of directors of Radyne, Merger Sub and Xicom have, by resolutions duly adopted, approved the following provisions of this Article 1 as the agreement and plan of merger required by the applicable provisions of the California Corporations Code (“California Law”):

     1.1 The Merger. At the Effective Time (as defined in Section 1.3), in accordance with this Agreement and California Law, Merger Sub shall be merged with and into Xicom, the separate existence of Merger Sub (except as such existence may be continued by operation of law) shall cease, and Xicom shall continue as the surviving corporation under the corporate name it possesses immediately prior to the Effective Time. Xicom, in its capacity as the corporation surviving the Merger, sometimes is referred to herein as the “Surviving Corporation.”

     1.2 Effect of the Merger. The Surviving Corporation shall possess all the rights, privileges, immunities and franchises, of a public as well as of a private nature, of each of Merger Sub and Xicom (collectively, the “Constituent Corporations”); all property, real, personal and mixed, and all accounts payable arising in the ordinary course of business and accrued expenses due on whatever account, and all debts, liabilities and duties due to each of the Constituent Corporations shall be transferred to and vested in the Surviving Corporation without further act or deed; and the Surviving Corporation shall be responsible and liable for all liabilities and obligations of each of the Constituent Corporations, in each case in accordance with California Law, but subject, as between the parties, to the provisions below.

     1.3 Consummation of the Merger. As soon as is practicable after the satisfaction or waiver of the conditions set forth in Article 7, and in no event later than five business days after such satisfaction or waiver, the parties hereto will cause an agreement of merger (the “Agreement of Merger”), along with certificates of approval of the Agreement of Merger, to be filed with the Secretary of State of the State of California in accordance with California Law. The Merger shall be effective at such time as the Agreement of Merger is duly filed. The date and time when the Merger shall become effective is referred to as the “Effective Time.”

     1.4 Articles of Incorporation and Bylaws; Directors and Officers. The Articles of Incorporation of the Surviving Corporation, as in effect immediately prior to the Effective Time, shall be amended and restated to read the same as the Articles of Incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that Section 1 of the amended and restated Articles of Incorporation of the Surviving Corporation, instead of reading the same as Section 1 of the Articles of Incorporation of Merger Sub, shall read as follows: “The name of this corporation is Xicom Technology Inc.” The Bylaws of Xicom as the Surviving Corporation shall be amended to read the same as the Bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that all references to Merger Sub in the Bylaws of the Surviving Corporation shall be changed to refer to Xicom Technology Inc. The directors of Merger Sub holding office immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time, together with Walter C. Wood. The officers of Xicom holding office immediately prior to the Effective Time shall be the officers (holding the same offices as they held with Xicom) of the Surviving Corporation immediately after the Effective Time, except that Robert C. Fitting shall become the Chairman of the Board of the Surviving Corporation and Malcolm C. Persen shall become the Secretary of the Surviving Corporation.

     1.5 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Xicom or the holders of any of the following securities:

          (a) Each share of common stock, no par value per share, of Xicom (the “Xicom Common Stock”) issued and outstanding immediately prior to the Effective Time shall automatically be canceled and extinguished and converted into and become a right to receive an amount equal to the Merger Consideration divided by the number of shares of Xicom Common Stock outstanding as of the Effective Time.

The “Merger Consideration,” in the aggregate, means (i) $39,028,700 in cash (the “Cash Consideration”), subject to adjustment as set forth in Section 1.6, plus (ii) the number of shares of Radyne Common Stock equal to (A) $2,000,000 divided by (B) the Share Closing Price (the “Merger Shares”).

The “Share Closing Price” shall be equal to the average reported closing price for Radyne Common Stock on the Nasdaq National Market as reflected in the Western Edition of the Wall Street Journal starting 20 trading days prior to and ending on the date of this Agreement.

          (b) The Merger Shares shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Radyne Common Stock), reorganization, recapitalization or other like change with respect to Radyne Common Stock occurring after the date hereof and prior to the Effective Time.

          (c) No fraction of a share of Radyne Common Stock will be issued, but in lieu thereof each holder of shares of Xicom Common Stock who would otherwise be entitled to a fraction of a share of Radyne Common Stock (after aggregating all fractional shares of Radyne Common Stock to be received by such holder) shall receive from Radyne an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the Share Closing Price.

          (d) Each share of Xicom Common Stock issued and outstanding immediately prior to the Effective Time and held in the treasury of Xicom shall automatically be canceled and extinguished and no payment shall be made with respect thereto.

          (e) Each share of common stock, par value $.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall automatically be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $.001 per share, of the Surviving Corporation.

     1.6 Adjustments to the Merger Consideration.

          (a) The Merger Consideration shall be increased or decreased by the sum of the following:

               (i) Increased or decreased, as the case may be, by the amount by which the net working capital (total current assets less total current liabilities) less long term debt (“Net Working Capital”) reflected on the Final Closing Balance Sheet (defined below) is greater or less than $5,701,855, as calculated consistent with the calculations reflected in the Computation of Net Working Capital attached hereto as Appendix II;

               (ii) Decreased by the amount of any bonus payments and related payroll taxes to be paid to employees of Xicom as set forth on Schedule 1.6(a)(ii); and

               (iii) Decreased by the amount of costs and expenses incurred by Xicom or the Xicom Shareholders in connection with the preparation of this Agreement and the Merger, but only to the extent that such amounts are accounted for in the Final Closing Balance Sheet (without duplication).

          (b) Any adjustment shall be made to the Cash Consideration.

          (c) For the purpose of making an initial determination of Net Working Capital, Xicom will deliver to Radyne by April 11, 2005, a balance sheet as of April 2, 2005, prepared on a basis consistent with the October Balance Sheet (as defined in Section 3.5), and in accordance with generally accepted accounting principles (“GAAP”) (the “Preliminary Closing Balance Sheet”).

          (d) Within 75 days from the date the Preliminary Closing Balance Sheet is delivered to Radyne (subject to extension as provided in Section 5.1(i)), Radyne will deliver to Xicom a balance sheet reflecting its determination of actual balances for Xicom as of April 2, 2005, prepared on a basis consistent with the October Balance Sheet and the Preliminary Closing Balance Sheet, in accordance with GAAP and SEC Regulation S-X, and audited or reviewed (at Radyne’s election) by Radyne’s independent public accounting firm (the “Final Closing Balance Sheet”), together with a calculation of Net Working Capital and the final Merger Consideration.

          (e) The Final Closing Balance Sheet will become final and binding on the parties, absent fraud, mistake or concealment, unless within five business days following delivery thereof to Xicom, Xicom notifies Radyne in writing that Xicom objects to it. If Xicom does not object to the Final Closing Balance Sheet, the parties shall promptly (within five business days) consummate the Merger.

          (f) If Xicom does object to the Final Closing Balance Sheet, and the difference between (i) the Net Working Capital disclosed on the Final Balance Sheet and (ii) the Net Working Capital set forth on the Preliminary Closing Balance Sheet, is an amount that is less than or equal to $500,000, then the parties shall consummate the Merger within five business days, and the amount in dispute shall be subject to arbitration in the manner set forth in Section 1.6(h) below.

          (g) If Xicom does object to the Final Closing Balance Sheet, and the difference between (i) the Net Working Capital disclosed on the Final Balance Sheet and (ii) the Net Working Capital set forth on the Preliminary Closing Balance Sheet, is an amount that is greater than $500,000, then (A) the parties may mutually agree to consummate the Merger within five business days, and the amount in dispute shall be subject to arbitration in the manner set forth in Section 1.6(h) below, or (B) either party may, by written notice within five business days of the delivery of the Final Closing Balance Sheet, terminate this Agreement, in which event the cost of the audit thereof shall be borne by Xicom (and all other expenses incurred by Xicom in accordance with Section 6.1).

          (h) Any dispute under this Section 1.6 shall be submitted to an independent accounting firm of national reputation mutually acceptable to the Shareholders’ Representative and Radyne (other than the firm then currently serving as auditors for Radyne or Xicom) (the

“Independent Accountant”). If the Shareholders’ Representative and Radyne are unable to agree on the Independent Accountant, then, within 45 days following the delivery of the Final Closing Balance Sheet to the Shareholders’ Representative, the Shareholders’ Representative and Radyne shall request the American Arbitration Association (“AAA”) to appoint the Independent Accountant. The determination of the Independent Accountant will be final and binding on all parties, and judgment on the determination may be enforced in any court having jurisdiction. If the results of the arbitration indicate that the amount of Net Working Capital set forth in the Final Closing Balance Sheet was understated by the greater of $100,000 or 10% of the difference between Net Working Capital disclosed in the Final Closing Balance Sheet and the amount determined by the Independent Accountant, then the expenses of such arbitration shall be paid entirely by Raydne. If the results of the arbitration indicate that the amount of Net Working Capital set forth in the Preliminary Closing Balance Sheet was overstated by the greater of $100,000 or 10% of the difference between Net Working Capital disclosed in the Preliminary Closing Balance Sheet and the amount determined by the Independent Accountant, then the expenses of such arbitration shall be paid entirely by the Shareholders. In all other cases, the expenses of the arbitration shall be shared by the parties, and each will bear its own attorneys fees and costs. Upon determination of the Final Closing Balance Sheet pursuant to this Section 1.6, Radyne will pay the Xicom Shareholders any additional payment required by Section 1.5(a) or, if payment is due to Radyne pursuant hereto, Radyne and the Shareholders’ Representative will instruct the escrow agent pursuant to the Escrow Agreement (as defined in Section 1.7) to release such funds to Radyne.

     1.7 Escrow.

          (a) At Closing, Radyne, the Shareholders, the Shareholders’ Representative and an escrow agent, to be chosen by mutual agreement of the Radyne and the Shareholders’ Representative, shall enter into an escrow agreement in substantially the form attached hereto as Exhibit A (the “Escrow Agreement”). The escrow agent will hold [ * ] (the “Escrow Amount”) in escrow (the “Escrow Fund”) as security to cover potential losses or other claims for which Radyne is entitled to indemnification or recovery pursuant to Article 8, and for adjustments to the Merger Consideration in accordance with Section 1.6 above. Subject to any claims made by Radyne, the Escrow Amount will be released to the Xicom Shareholders on the second anniversary of the Closing.

          (b) The parties hereto hereby acknowledge and agree that the Escrow Amount is intended to be treated as an installment obligation for purposes of Section 453 of the Code and, unless required by applicable law, no party shall take any action or filing position inconsistent with such characterization. The parties hereto further agree that, subject to any future Treasury Regulations or other changes in the law, pursuant to Proposed Treasury Regulation Section 1.468B-8, for tax reporting purposes, all items of income, deduction and credit relating to the Escrow Amount or any portion thereof in any tax year shall be reported as allocated to Radyne with respect to all periods on or prior to the date that the distribution of the Escrow Amount (or portion thereof) is determined, and with respect to all periods thereafter to Radyne and the Xicom Shareholders in accordance with their respective interests in the

* Confidential information on this page has been omitted and filed separately with the Securities Exchange Commission pursuant to a Confidential Treatment Request.

distribution in accordance with Proposed Treasury Regulation Section 1.468B-8. Any portion of the Escrow Amount paid to the Xicom Shareholders shall be included as a payment of the purchase consideration for tax purposes (to the extent not treated as imputed interest).

     1.8 Effectiveness and Closing.

          (a) The parties acknowledge that Xicom has not delivered complete disclosure schedules, as contemplated in Article 3, nor has Radyne interviewed employees or third parties (such as customers, suppliers, dealers, sales representatives, lenders and lessors). Xicom agrees that (i) within five business days of the date hereof (the “Due Diligence Delivery Date”), it will provide complete disclosure schedules, together with all underlying documentation or information to Radyne and (ii) it will provide access to its employees and third parties for the purpose of Radyne completing interviews thereof.

          (b) This Agreement will become effective only if Radyne provides the notice set forth in subsection (c) below (the “Effectiveness Notice”), which it must deliver, if at all, within five business days of the Due Diligence Delivery Date.

          (c) If issued, the Effectiveness Notice shall provide as follows:

“To:   Walter C. Wood, CEO of Xicom Technology Inc.
From: Robert C. Fitting, CEO of Radyne ComStream Inc.

     By signing below, Radyne confirms that it has completed its review of the disclosure schedules provided by Xicom to Radyne and Merger Sub, and the underlying documentation and information set forth on such disclosure schedules, as contemplated in that certain Agreement and Plan of Merger dated March 2, 2005, without prejudice to our other right thereunder.

Dated: __________, 2005

Robert C. Fitting”

The parties agree that the purpose of the above notice is merely to define the date of the effectiveness of this Agreement and that Radyne’s provision of such notice in no way alters, modifies or diminishes the representations, warranties, covenants or agreements of Xicom or the Xicom Shareholders and the conditions to Radyne’s obligation to close contained in this Agreement and the agreements delivered hereunder.

          (d) If the Effectiveness Notice is not provided within the time set forth in subsection (b) above, or if Radyne determines not pursue this transaction and provides written notice to this effect to Xicom within such period, then this Agreement shall terminate, as provided in Article 9, and each party shall bear their own expenses in accordance with Section 6.1.

          (e) The closing (the “Closing”) of the transactions contemplated by this Agreement shall occur as soon as each of the conditions to Closing contained in Article 7 are fulfilled or waived at the offices of Snell & Wilmer L.L.P., One Arizona Center, Phoenix, Arizona 85004, or at such other place or at such other time as the parties may mutually agree upon. The Closing shall take place on the same date as the Effective Time.

     1.9 Intentionally omitted.

     1.10 Delivery of Certificates; Payment of the Cash Consideration; Delivery of Escrow Amount. At the Closing, Radyne shall (i) instruct its transfer agent to issue a stock certificate or certificates representing the Merger Shares to each Xicom Shareholder entitled thereto pursuant to Section 1.5(a); (ii) instruct its transfer agent to provide the Cash Consideration that each Xicom Shareholder is entitled to pursuant to Section 1.5(a), and any payment of cash in lieu of fractional shares pursuant to Section 1.5(c) (less any amounts required to be withheld from such cash under foreign, federal, state or local laws) only against receipt for cancellation of such Xicom Shareholder’s certificate or certificates representing shares of Xicom Common Stock or an affidavit acceptable to Radyne from such Xicom Shareholder; and (iii) deliver the Escrow Amount to the escrow agent pursuant to the terms of the Escrow Agreement.

     1.11 Taking of Necessary Action; Further Action. Radyne and Merger Sub, on the one hand, and Xicom and the Shareholders, on the other hand, shall use all reasonable efforts to take all such actions (including without limitation actions to cause the satisfaction of the conditions of the other to effect the Merger) as may be necessary or appropriate in order to effectuate the Merger as promptly as possible. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full possession of all the rights, privileges, immunities and franchises of the Constituent Corporations, or fully subject the Surviving Corporation to all debts and obligations of the Constituent Corporations, the officers and directors of the Surviving Corporation are fully authorized in the name of the Constituent Corporations or otherwise to take, and shall take, all such actions.

     1.12 Shareholders’ Representative.

          (a) The Xicom Shareholders hereby irrevocably constitute and appoint Walter C. Wood (the “Representative” or the “Shareholders’ Representative”) to act as their true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to execute any and all agreements and documents required or contemplated by this Agreement, including any amendments or waivers hereto, on behalf of the Xicom Shareholders, and to deal with all claims under this Agreement, including any claims for indemnification, and settlements in respect thereto and to notify, negotiate and resolve any and all issues concerning the Final Closing Balance Sheet with Radyne. If, for any reason, Mr. Wood is incapacitated or unable to act, Ronald J. Sterns is hereby appointed as his successor to act as the Representative. Radyne shall be entitled to send all notices to, and to rely upon all consents and approvals given, and all other actions taken by the incumbent Representative until such time as Radyne receives actual notice of such Representative’s death or incapacity. Radyne shall be entitled to rely upon the response of the Representative in all matters pertaining to the subject matter hereof, including, without limitation, any consent or approval provided or contemplated hereunder to be given by or on behalf of, or obtained from, the Xicom Shareholders. Notice to or service upon the

Representative shall be deemed to constitute good and sufficient notice or service upon all of the Xicom Shareholders for all matters, including without limitation, all notices of or demands for legal processes.

          (b) The following represents an agreement solely among the Xicom Shareholders and the Shareholders’ Representative, and none of Radyne, Merger Sub or Xicom is a party hereto: Neither the Shareholders’ Representative nor any of its directors, officers, agents or employees, if any, shall be liable to any person for any error of judgment, or any action taken, suffered or omitted to be taken under this Agreement or the Escrow Agreement, except in the case of its gross negligence, bad faith or willful misconduct. The Shareholders’ Representative may consult with legal counsel, independent public accountants and other experts selected by it. The Shareholders’ Representative shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the Escrow Agreement. As to any matters not expressly provided for in this Agreement or the Escrow Agreement, the Shareholders’ Representative shall not exercise any discretion or take any action. Each Xicom Shareholder shall indemnify and hold harmless and reimburse the Shareholders’ Representative from and against such Xicom Shareholder’s ratable share of any and all liabilities, losses, damages, claims, costs or expenses suffered or incurred by the Shareholders’ Representative arising out of or resulting from any action taken or omitted to be taken by the Shareholders’ Representative under this Agreement or the Escrow Agreement, other than such liabilities, losses, damages, claims, costs or expenses arising out of or resulting from the Shareholders’ Representative’s gross negligence, bad faith or willful misconduct.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF RADYNE AND MERGER SUB

     Radyne and Merger Sub hereby represent and warrant to Xicom and the Shareholders that, as of the date hereof, and again at the Effective Time:

     2.1 Organization and Qualification. Each of Radyne and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted in every jurisdiction where the failure to do so would cause a Radyne Material Adverse Change. The term “Radyne Material Adverse Change” as used in this Agreement means any change in or effect on the business that is materially adverse to the business, operations, condition (financial or otherwise), customer, employee, supplier or franchise relations, assets (tangible or intangible), liabilities or results of operations taken as a whole, except for any such changes or effects principally resulting from or principally arising in connection with (i) any occurrence or condition affecting Radyne’s industry generally; (ii) any changes in general economic conditions; or (iii) the effect of the public announcement or pendency of the transactions contemplated by this Agreement on customers, suppliers, advertisers, employees or revenues of Radyne.

     2.2 Authority Relative to This Agreement. Each of Radyne and Merger Sub has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by Radyne and Merger

Sub and the consummation by Radyne and Merger Sub of the transactions contemplated hereby have been duly authorized by Radyne and Merger Sub, and no other corporate proceedings on the part of Radyne or Merger Sub are necessary to authorize this Agreement and such transactions. This Agreement has been duly executed and delivered by Radyne and Merger Sub and constitutes a valid and binding obligation of each, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws relating to the enforcement of creditors’ rights generally and by general principles of equity. Neither Radyne nor Merger Sub is subject to, or obligated under, any provision of (a) its Certificate of Incorporation or its Bylaws; (b) any agreement, arrangement or understanding; (c) any license, franchise or permit; or (d) any law, regulation, order, judgment or decree, that would be breached, or violated, or in respect of which a right of termination or acceleration would arise or any encumbrance on any of its or any of its subsidiaries’ assets would be created, by its execution, delivery and performance of this Agreement and the consummation by it of the transactions contemplated hereby.

     2.3 Validity of Stock. The Merger Shares shall, when issued: (i) be duly authorized, validly issued, fully paid and nonassessable, and (ii) free of liens and encumbrances created by any person or entity other than the Xicom Shareholders, except for restrictions on transfer under applicable federal securities laws, including Rule 144 promulgated under the Securities Act of 1933 (the “Securities Act”).

     2.4 Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of Radyne or Merger Sub is required in connection with the consummation of the transactions contemplated by this Agreement, except the filing of the Agreement of Merger under California Law and filings to be made pursuant to Nasdaq National Market rules and federal and state securities laws, all of which shall be timely made.

     2.5 SEC Documents. Since January 1, 2004, Radyne has filed with the Securities and Exchange Commission (the “SEC”) and made publicly available various Reports on Form 8-K, 10-Q and 10-K and a definitive proxy statement for its 2004 Annual Meeting of Stockholders (such documents, as amended, the “Radyne SEC Documents”). As of their respective dates, the Radyne SEC Documents complied in all material respects with the requirements of the Securities Act, the Securities Exchange Act of 1934 (the “Exchange Act”), and the rules and regulations of the SEC applicable thereto, and none of Radyne SEC Documents contained, at the time they were filed, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     2.6 Nasdaq National Market. The Radyne Common Stock is listed on the Nasdaq National Market. Neither Radyne, nor Merger Sub has knowledge of any events, facts or circumstances currently in existence which will result in a delisting of the Radyne Common Stock from the Nasdaq National Market.

     2.7 Financial Statements. The financial statements included in the Radyne SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP and fairly and accurately present in all material respects in accordance with applicable requirements of GAAP the consolidated financial position of Radyne and its consolidated subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of Radyne and its consolidated subsidiaries for the periods presented therein (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Rule 10-01 of SEC Regulation S-X and subject, in the case of unaudited statements, to normal recurring adjustments, none of which were or are expected, individually or in the aggregate, to be material in amount, and except as may be disclosed in any filing made by Radyne with the SEC prior to the Effective Time).

     2.8 Sufficient Funds. Radyne has available sufficient funds to pay the Cash Consideration and sufficient authorized but unissued shares of Radyne Common Stock to issue the Merger Shares.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF XICOM

     Xicom, hereby represents and warrants to Radyne and Merger Sub that the statements contained in this Article 3 are true and correct except as set forth in the disclosure schedules delivered by Xicom to Radyne and Merger Sub concurrently with the execution of this Agreement (or within five business days of the date of execution of this Agreement as contemplated under Section 1.8), as of the date hereof and again at the Effective Time (with representations “to Xicom’s Knowledge” meaning to the knowledge of Xicom, and Walter C. Wood and Ronald J. Sterns, solely in their capacity as officers of Xicom):

     3.1 Organization and Qualification. Xicom is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and has the requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted, except where the failure to be so organized, existing or in good standing or to have such corporate power and authority have not had, individually or in the aggregate, a Xicom Material Adverse Change. Xicom is duly qualified to do business in every jurisdiction where the failure to do so would cause a Xicom Material Adverse Change. The copies of Xicom’s Articles of Incorporation and Bylaws which have been furnished by Xicom to Radyne prior to the date of this Agreement reflect all amendments made thereto and are correct and complete. The term “Xicom Material Adverse Change” as used in this Agreement means any change in or effect on the business that is materially adverse to the business, operations, condition (financial or otherwise), customer, employee, supplier or franchise relations, assets (tangible or intangible), liabilities or results of operations taken as a whole, except for any such changes or effects principally resulting from or principally arising in connection with (i) any occurrence or condition affecting Xicom’s industry generally; (ii) any changes in general economic conditions; (iii) the effect of the public announcement or pendency of the transactions contemplated by this Agreement on customers, suppliers, advertisers, employees or revenues of Xicom; or (iv) matters specifically identified on the disclosure schedules provided by Xicom to Radyne.

     3.2 Authority Relative to this Agreement. Xicom has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by Xicom and the consummation by Xicom of the transactions contemplated hereby have been duly authorized by the board of directors of Xicom and have been duly approved by the Xicom Shareholders, and no other corporate proceedings on the part of Xicom are necessary to authorize this Agreement and such transactions. This Agreement has been duly executed and delivered by Xicom and, assuming the due authorization, execution and delivery by Raydne and Merger Sub, constitutes a valid and binding obligation of Xicom, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws relating to the enforcement of creditors’ rights generally and by general principles of equity. Xicom is not subject to, or obligated under, any provision of (a) its Articles of Incorporation or Bylaws; (b) any material agreement, arrangement or understanding; (c) any license, franchise or permit; or (d) any law, regulation, order, judgment or decree, that would be breached or violated, or in respect of which a right of termination or acceleration would arise or any encumbrance on any of its assets would be created, by its execution, delivery and performance of this Agreement and the consummation by it of the transactions contemplated hereby.

     3.3 Capitalization and Voting Rights.

          (a) The authorized capital stock of Xicom consists of 20,000,000 shares of Xicom Common Stock of which 10,060,000 will be issued and outstanding immediately prior to Effective Time.

          (b) As of the Effective Time, the shares of Xicom Common Stock will be owned of record by the Xicom Shareholders, to Xicom’s Knowledge free and clear of all liens, encumbrances and security interests, in the amounts as set forth on Schedule 3.3(b).

          (c) As of the Effective Time, the outstanding shares of Xicom Common Stock will have been duly and validly authorized and issued, fully paid and nonassessable, and issued in accordance with the registration or qualification provisions of the Securities Act and any relevant state securities laws, or pursuant to valid exemptions therefrom.

          (d) There are no shares of preferred stock of Xicom authorized, issued or outstanding. There are no outstanding options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from Xicom of any shares of its capital stock. Xicom is not a party or subject to any agreement or understanding and, to Xicom’s Knowledge, there is no agreement or understanding between any persons or entities, that affect or relate to the voting or giving of written consents with respect to any security of Xicom.

     3.4 Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of Xicom is required in connection with the consummation of the transactions contemplated by this Agreement, except the filing of the Agreement of Merger under California Law.

     3.5 Balance Sheet and Financial Statements. Xicom has provided Radyne with an audited balance sheet of Xicom (the “October Balance Sheet”), dated as of October 3, 2004 (the “Balance Sheet Date”), and statements of profit and loss, and cash flows for the periods then ended (together, the “Financial Statements”). The Financial Statements were prepared in accordance with GAAP and present fairly in all material respects the information purported to be presented therein, subject to normal year-end accounting adjustments and the absence of footnote disclosure. Except as set forth in the October Balance Sheet, Xicom has no liabilities or obligations (whether accrued, absolute, contingent, unliquidated, known, unknown or otherwise), other than (i) liabilities incurred in the ordinary course of business, and (ii) obligations under contracts and commitments incurred in the ordinary course of business, which, in the case of both subsection (i) and (ii), individually or in the aggregate, are not material to the financial condition or operating results of Xicom.

     3.6 No Xicom Material Adverse Changes. Except as set forth on Schedule 3.6, since the Balance Sheet Date, there has not been a Xicom Material Adverse Change in the business, assets or prospects of Xicom. Without limiting the foregoing, since the Balance Sheet Date there has not been:

          (a) any change in the assets, liabilities, financial condition, operating results or prospects of Xicom from that reflected in the October Balance Sheet, except changes in the ordinary course of business that have not been, in the aggregate, materially adverse;

          (b) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition, operating results or business of Xicom;

          (c) any waiver by Xicom of a material right or of a material debt owed to it;

          (d) any satisfaction or discharge of any lien, claim, or encumbrance in favor of Xicom, except in the ordinary course of business and not material in amount or scope;

          (e) any termination of or amendment to a material contract or arrangement by which Xicom or any of its assets or properties is bound;

          (f) any change in any compensation arrangement or agreement with any employee, except changes made in the ordinary course of business and not material in amount or scope;

          (g) any sale, assignment or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets other than nonexclusive licenses under its standard license terms in the ordinary course of business;

          (h) any resignation or termination of employment of any key employee or officer of Xicom; or, to Xicom’s Knowledge, any impending resignation or termination of employment of any key employee or officer;

          (i) any loss of, material change in relationship with, or order cancellation by, any major customer of Xicom;

          (j) any borrowing, or any mortgage, pledge, security interest, or lien with respect to any material property or asset, except liens for taxes not yet due or payable;

          (k) any sale or transfer of intangible assets or properties, except for inventory in the ordinary course of business;

          (l) any loans or guarantees made by Xicom to or for the benefit of any person or entity, including its employees, officers or directors, any members of their immediate families, or any business in which any of them have an interest, other than travel and other advances to employees made in the ordinary course of its business;

          (m) any declaration, setting aside or payment or other distribution in respect of any of Xicom’s capital stock, or any direct or indirect redemption, purchase or other acquisition of any of such stock by Xicom;

          (n) any agreement or commitment by Xicom to do any of the things described in this Section 3.6; or

          (o) any other event or condition of any character that might be reasonably expected at the time of such event or condition to cause a Xicom Material Adverse Change.

     3.7 Litigation. Except as set forth on Schedule 3.7, there are no actions, suits, proceedings, orders or investigations pending, or to Xicom’s Knowledge, threatened against Xicom, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign (a “Legal Proceeding”), and, to Xicom’s Knowledge, no event has occurred, and no claim, dispute or other condition or circumstance exists, that could be reasonably expected to give rise to or serve as a basis of the commencement of any Legal Proceeding.

     3.8 Subsidiaries. Schedule 3.8 sets forth the name of any entity of which a majority of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by Xicom (each a “Subsidiary”), and, with respect to each Subsidiary, the jurisdiction in which it is incorporated or organized, the jurisdictions, if any, in which it is qualified to do business, the number of shares of its authorized capital stock, the number and class of shares thereof duly issued and outstanding, the names of all stockholders or other equity owners and the number of shares of stock owned by each stockholder or the amount of equity owned by each equity owner. Each Subsidiary is a duly organized and validly existing corporation or other entity in good standing under the laws of the jurisdiction of its incorporation or organization and is duly qualified or authorized to do business as a foreign corporation or entity and is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization. Each Subsidiary has all requisite corporate or entity power and authority to own its properties and carry on its business as presently conducted. The outstanding shares of capital stock or equity interests of each Subsidiary are validly issued, fully paid and non-assessable, and all such shares or other equity interests represented as being owned by Xicom are owned by it free and clear of any and all encumbrances or liens. No shares of capital stock are held by any Subsidiary as treasury stock. There is no existing option, warrant, call, right or contract to which any Subsidiary is a party requiring, and there are no convertible securities of any Subsidiary outstanding which upon conversion would require, the issuance of any shares of capital stock or other equity interests of any Subsidiary or other securities convertible into shares of capital stock or other equity interests of any Subsidiary.

     3.9 Patents and Trademarks. To Xicom’s Knowledge, Xicom has sufficient ownership or rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, information, proprietary rights and processes necessary for its business as now conducted (the “Intellectual Property”), without any conflict with or infringement of the rights of others. Except as set forth in Schedule 3.9, Xicom has not licensed its Intellectual Property to any third party (except for nonexclusive licenses under its standard license terms in the ordinary course), nor has it licensed or purchased any Intellectual Property from any third party under any arrangement requiring continuing royalty, license or other payments exceeding $50,000. Xicom has taken commercially reasonable action necessary to protect its Intellectual Property. To Xicom’s Knowledge, Xicom has not violated the Intellectual Property of any other person or entity, and has not received any written communication alleging such violation. To Xicom’s Knowledge, its employees are not obligated under any contract (including licenses, covenants or commitments of any nature), or subject to any judgment, decree or order of any court or administrative agency, that would interfere with their duties to Xicom or that would conflict with Xicom’s business as now conducted. Each employee and officer of Xicom has executed a non-disclosure agreement in substantially the form provided to Radyne. To Xicom’s Knowledge, no employees or officers are in violation thereof.

     3.10 Compliance with Charter Documents and Instruments. Xicom is not in violation or default of any provision of its Articles of Incorporation or Bylaws, and is not in violation or default of, in each case, in any material respect, (i) any instrument, judgment, order, writ, or decree to which it is a party or by which it is bound or (ii) any provision of any federal or state statute, rule or regulation applicable to Xicom.

     3.11 Agreements; Action.

          (a) Except as set forth on Schedules 3.8, 3.9, 3.14, or 3.19, or Schedule 3.11, there are no agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which Xicom is a party or by which it is bound that may involve (i) customer or supplier obligations of, or payments to, Xicom in excess of $200,000; (ii) leases of realty or buildings; (iii) leases of personal property, plant or equipment representing an obligation of Xicom exceeding $25,000 in any given year; (iv) credit agreements or other borrowings, and any guarantees, mortgages or security interests; (v) material dealer or sales representative agreements; (vi) restrictions on the development, manufacture or distribution of Xicom’s products or services; (vii) indemnification by Xicom with respect to infringements of proprietary rights or otherwise, other than customer intellectual property indemnifications provided to Xicom’s customers in its standard license agreement in the ordinary course of business; or (viii) other material agreements, including obligations and commitments, in excess of $500,000. True and correct copies of all scheduled agreements and commitments, written or oral, have been provided to Radyne, together with all amendments thereto. For purposes of analyzing dollar thresholds, agreements or commitments with a third party (contingent or fixed) shall be aggregated with those of any affiliate or subsidiary of such party.

          (b) Xicom is not a party to any sales contracts or purchase orders that will produce an operating loss. Xicom is not in material default, and, to Xicom’s Knowledge, no circumstances exist that could result in such default, under any of such contracts, agreements or instruments, nor, to Xicom’s Knowledge, is any other party to any of such contracts, agreements or instruments in material default.

     3.12 Related Party Transactions. Except as set forth on Schedule 3.12, no employee, officer, or director of Xicom or member of his or her immediate family is indebted to Xicom, nor is Xicom indebted (or committed to make loans or extend or guarantee credit) to any of them. To Xicom’s Knowledge, none of such persons, directly or indirectly (including through any ownership interest in any entity), competes against or does business with Xicom (except that employees, officers, or directors of Xicom and members of their immediate families may own up to one percent (1%) of the stock in each publicly traded company that may compete with Xicom). No member of the immediate family of any officer or director of Xicom, is directly or indirectly, interested in any material contract with Xicom.

     3.13 Permits. Xicom has all governmental franchises, permits, licenses, and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could cause a Xicom Material Adverse Change. Xicom is not in default in any material respect under any of such franchises, permits, licenses, or other authority.

     3.14 Employee Benefit Plans.

          (a) Employee Benefit Plans. Except as set forth on Schedule 3.14, Xicom does not have, has not maintained and has no liability with respect to, (a) any Employee Benefit Plan (defined below) intended to qualify under Sections 401(a) or 403(a) of the Code; (b) any multi-employer plan, as defined in Section 3(37) of the Employee Retirement Income Security Act of 1974 (“ERISA”); or (c) any employee pension benefit plan, as defined in Section 3(2) of ERISA. Schedule 3.14 contains a list setting forth each employee benefit plan or arrangement of Xicom including, but not limited to, employee welfare benefit plans, deferred compensation plans, stock option plans, bonus plans, stock purchase plans, hospitalization, disability and other insurance plans, severance or termination pay plans and policies, whether or not described in Section 3(3) of ERISA, in which employees, their spouses or dependents, of Xicom participate (“Employee Benefit Plans”) (true and accurate copies of which, together with the most recent annual reports on Form 5500, copies of the latest determination letters and summary plan descriptions with respect thereto, if applicable, were furnished to Radyne). With respect to each Employee Benefit Plan (i) each has been administered in compliance in all material respects with its terms and with all applicable laws, including, but not limited to, ERISA and the Code, and each Employee Benefit Plan intended to qualify under Sections 401(a) or 403(a) of the Code has received a favorable determination letter from the Internal Revenue Service; (ii) no actions, suits, claims (other than benefit claims in the ordinary course of business) or disputes are pending, or, to Xicom’s Knowledge, threatened; (iii) no audits, inquiries, reviews, proceedings, claims, or demands are pending with any governmental or regulatory agency; (iv) there are no facts which could give rise to any liability in the event of any such investigation, claim, action, suit, audit, review, or other proceeding; (v) all material reports, returns, and similar documents required to be filed with any governmental agency or distributed to any plan participant have been duly or timely filed or distributed; and (vi) to Xicom’s Knowledge, no “prohibited transaction” or breach of fiduciary duty has occurred within the meaning of the applicable provisions of ERISA or the Code.

          (b) Welfare Plans. (i) Xicom is not obligated under any employee welfare benefit plan as described in Section (3)(1) of ERISA (“Welfare Plan”) to provide medical or death benefits with respect to any employee or former employee of Xicom or its predecessors after termination of employment, except as required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and any other applicable statute; (ii) Xicom has complied with the notice and continuation coverage requirements of Section 4980B of the Code and the regulations thereunder with respect to each Welfare Plan that is, or was during any taxable year for which the statute of limitations on the assessment of federal income taxes remains, open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code; (iii) there are no reserves, assets, surplus or prepaid premiums under any Welfare Plan that is an Employee Benefit Plan; and (iv) Xicom has complied in all material respects with all applicable HIPAA portability and privacy rules. The consummation of the transactions contemplated by this Agreement will not entitle any individual to severance pay, and will not accelerate the time of payment or vesting, or increase the amount of compensation, due to any individual.

          (c) Other Liabilities. (i) None of the Employee Benefit Plans obligates Xicom to pay separation, severance, termination or similar benefits solely as a result of any transaction contemplated by this Agreement or solely as a result of a “change of control” (as such term is defined in Section 280G of the Code); (ii) all required or discretionary (in accordance with historical practices) payments, premiums, contributions, reimbursements or accruals for all periods ending prior to or as of the Effective Time shall have been made or properly accrued on the Preliminary and Final Closing Balance Sheets; and (iii) none of the Employee Benefit Plans has any unfunded liabilities that are not reflected on the October Balance Sheet or the books and records of Xicom.

     3.15 Taxes.

          (a) Xicom has timely filed all Tax Returns required to be filed and such Tax Returns are true and correct in all material respects. Xicom has paid, or will pay prior to the date due, all Taxes incurred as of the Balance Sheet Date. Since the Balance Sheet Date, Xicom has not, and will not incur any Taxes other than in the ordinary course of business, and Xicom will timely pay or make adequate provisions in the Preliminary and Final Closing Balance Sheets for all Taxes with respect to its business, properties and operations through and including the dates thereof. Xicom will accrue on its books and records, or timely pay, as appropriate, any Taxes relating to the period up to and including the Effective Time.

          (b) Xicom has not requested or been granted an extension of the time for filing any Tax Return with respect to Taxes payable by or attributable to Xicom.

          (c) Intentionally omitted.

          (d) Xicom has not elected pursuant to the Code to be treated as an S corporation pursuant to Section 1362(a) of the Code.

          (e) There is no tax deficiency assessed or, to Xicom’s Knowledge, proposed against Xicom and Xicom has not executed any waiver of any statute of limitations on the assessment or collection of any tax or governmental charge, nor have any of Xicom’s Tax Returns ever been audited by governmental authorities nor, to Xicom’s Knowledge, are any such audits proposed.

          (f) Xicom has withheld or collected from each payment made to each of its employees, independent contractor, creditor, shareholder or other person or entity, the amount of all Taxes required to be withheld or collected therefrom, and has paid such amounts to the proper tax authorities.

          (g) No written claim has ever been made by an authority in a jurisdiction where Xicom does not file tax returns that Xicom is or may be subject to taxation by that jurisdiction.

          (h) There are no liens for taxes (other than taxes not yet due and payable) upon any assets of Xicom. Xicom is not a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

          (i) Xicom has disclosed on its tax returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Sections 6662 or 6662A of the Code (or similar provision of state, local, or foreign law).

          (j) Schedule 3.15(j) sets forth the following information with respect to Xicom as of the most recent practicable date: (i) the basis of Xicom in its assets; (ii) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to Xicom; and (iii) the amount of any deferred gain or loss allocable to Xicom arising out of any intercompany transaction. Xicom makes no representation regarding whether any of Xicom’s carryforwards are limited under Sections 382, 383 or 384 of the Code.

          (k) Xicom is not a party to or bound by any tax allocation or sharing agreement.

          (l) Xicom (i) is not a member of an affiliated group filing a consolidated federal income tax return (other than a group consisting solely of Xicom and its Subsidiaries), and (ii) does not have any liability for the taxes of any person or entity (other than for Xicom or any of its Subsidiaries) under Treas. Reg. Section 1.1502-6 (or similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

          (m) Xicom has not distributed stock of another person or entity, or has had its stock distributed by another person or entity, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

          (n) Xicom has not received a written ruling from any taxing authority, nor entered into any closing agreement pursuant to Section 7121 of the Code (or similar provision of state, local or foreign law).

          (o) Xicom is not a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law), and (ii) any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local or foreign Tax law).

          (p) For the purpose of this Agreement:

               (i) “Tax Return” means any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any governmental authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any applicable law relating to any Tax.

               (ii) “Tax” means any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any governmental authority or payable under any tax-sharing agreement or any other contract.

     3.16 Labor Agreements and Actions; Employee Compensation. Xicom is not bound by or subject to (and none of its assets or properties is bound by or subject to) any contract, commitment or arrangement with any labor union, and no labor union has requested or, to Xicom’s Knowledge, has sought to represent any of the employees, representatives or agents of Xicom. There is no strike or other labor dispute involving Xicom pending, or to Xicom’s Knowledge, threatened, that could cause a Xicom Material Adverse Change, nor is Xicom aware of any labor organization activity involving its employees. Xicom is not aware that any officer or key employee, or that any group of key employees, intends to terminate their employment with Xicom, nor does Xicom have a present intention to terminate the employment of any of the foregoing. The employment of each officer and employee of Xicom is terminable at the will of Xicom. Xicom has complied in all material respects with all applicable state and federal equal employment opportunity and other laws related to employment. Except as set forth on Schedule 3.16, Xicom is not a party to or bound by any employment contract, deferred compensation agreement, or other employee compensation agreement.

     3.17 Environmental. To Xicom’s Knowledge, Xicom is not in material violation of any law or legal requirement relating to the environment. To Xicom’s Knowledge, no material expenditures are or will be required in order to comply with any such law or legal requirement. No Hazardous Materials (defined below) are used or have been used, stored, or disposed of by Xicom or, to Xicom’s Knowledge, by any other person or entity on any property owned, leased or used by Xicom, except in material compliance with applicable law or legal requirements.

“Hazardous Material” shall include: (a) any petroleum, waste oil, crude oil, asbestos, urea formaldehyde or polychlorinated biphenyl; (b) any waste, gas or other substance or material that is explosive or radioactive; (c) any “hazardous substance,” or “toxic chemical” as designated, listed or defined (whether expressly or by reference) in any statute, regulation or other legal requirement (including CERCLA (the Comprehensive Environmental Response, Compensation and Liability Act) and any other so-called “superfund” or “superlien” law and the respective regulations promulgated thereunder); (d) any other substance or material (regardless of physical form) or form of energy that is subject to any legal requirement which regulates or establishes standards of conduct in connection with, or which otherwise relates to, the protection of human health, plant life, animal life, natural resources, property or the enjoyment of life or property from the presence in the environment of any solid, liquid, gas, odor, noise or form of energy; and (e) any compound, mixture, solution, product or other substance or material that contains any substance or material referred to in clause “(a)”, “(b)”, “(c)” or “(d)” above.

     3.18 Title to Property and Assets.

          (a) Xicom owns good and marketable title to its properties and assets reflected on the October Balance Sheet or acquired since the date thereof, free and clear of all liens and encumbrances, except for (i) liens for current taxes not yet due and payable and assets disposed of since the October Balance Sheet in the ordinary course of business, and (ii) liens and encumbrances that secure debt reflected on the October Balance Sheet.

          (b) (i) Xicom does not own any real estate; (ii) the properties subject to the real property leases set forth on Schedule 3.18 constitute all of the real estate used or occupied by Xicom (the “Xicom Real Estate”); and (iii) the Xicom Real Estate has access, sufficient for the conduct of Xicom’s business, to public roads and to all utilities, including electricity, sanitary and storm sewer, potable water, natural gas and other utilities, used in the business of Xicom.

          (c) The real property leases described on Schedule 3.18 are in full force and effect, and Xicom has a valid and existing leasehold interest under each such lease for the term set forth therein. Xicom has delivered to Radyne complete and accurate copies of each of the leases and none of such leases has been modified in any respect, except to the extent that such modifications are disclosed by the copies delivered to Radyne. Xicom is not in material default, and, to Xicom’s Knowledge, no circumstances exist that could result in such material default, under any of such leases, nor, to Xicom’s Knowledge, is any other party to any of such leases in default.

          (d) All of the buildings, material machinery, material equipment and other tangible assets necessary for the conduct of Xicom’s business are in good condition and repair, ordinary wear and tear excepted, and are usable in the ordinary course of business. Xicom owns, or leases under valid leases, all such buildings, such machinery, such equipment and other tangible assets necessary for the conduct of its business. Xicom has delivered to Radyne complete and accurate copies of all equipment leases. None of such equipment leases has been modified in any respect, except to the extent that such modifications are disclosed by the copies delivered to Radyne. Xicom is not in material default, and no circumstances exist that could result in such default, under any of such equipment leases, nor, to Xicom’s Knowledge, is any other party to any of such equipment leases in default.

          (e) Xicom is not in material violation of any applicable zoning ordinance or other law, regulation or requirement relating to the operation of any properties used in the operation of its business, and has not received any written notice of any such violation, or of the existence of any condemnation proceeding with respect to any properties owned or leased by Xicom.

     3.19 Insurance. Xicom has in full force and effect the fire and casualty insurance policies set forth on Schedule 3.19, with extended coverage, sufficient in amount (subject to reasonable deductibles) to allow it to replace any of its covered properties that might be damaged or destroyed. Xicom has in full force and effect product liability and errors and omissions insurance set forth on Schedule 3.19 in amounts customary for companies similarly situated.

     3.20 Disclosure. Neither this Agreement nor any of the exhibits hereto contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading, and there is no fact which has not been disclosed to Radyne that causes, or could reasonably be anticipated to cause, a Xicom Material Adverse Change.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF
THE XICOM SHAREHOLDERS

     Each Xicom Shareholder, severally and jointly, represents and warrants to Radyne and Merger Sub only with respect to itself and its own circumstances as of the date hereof and again at the Effective Time, the following:

     4.1 Authority. Each Xicom Shareholder has the power and authority to enter into this Agreement and to carry out its obligations hereunder. This Agreement has been duly executed by the Xicom Shareholder and constitutes a valid and binding obligation of the Xicom Shareholder, enforceable in accordance with its terms, including under any laws requiring spousal consent, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws relating to the enforcement of creditors’ rights generally and by general principles of equity. Each Xicom Shareholder is not subject to, or obligated under, any agreement, arrangement or understanding, or any law, regulation, order, judgment or decree, that would be breached or violated, or in respect of which a right of termination or acceleration would arise or any encumbrance on any of its assets would be created, by its execution, delivery and performance of this Agreement and the consummation by it of the transactions contemplated hereby. No authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of the Xicom Shareholder for the consummation by it of the transactions contemplated by this Agreement.

     4.2 Security Ownership. Each Xicom Shareholder represents that it is the legal and beneficial owner of the number of shares of Xicom Common Stock set forth opposite its name on Schedule 3.3(b), free and clear of all restrictions, liens and encumbrances, other than restrictions under federal and state securities laws.

     4.3 Purchase Entirely for Own Account. The Merger Shares to be received by each respective Xicom Shareholder will be acquired for investment for the Xicom Shareholder’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and the Xicom Shareholder has no present intention of selling, granting any participation in, or otherwise distributing the same. Each Xicom Shareholder is not a party to any contract, undertaking, agreement or arrangement with any person or entity to sell, transfer or grant participations in the Merger Shares.

     4.4 Disclosure of Information. Each Xicom Shareholder acknowledges that he/she/it has been provided with or has had access to the Radyne SEC Documents. Each Xicom Shareholder believes it has received all the information it considers necessary or appropriate for deciding whether to purchase the Merger Shares. Each Xicom Shareholder further represents that it has had an opportunity to ask questions and receive answers from Radyne regarding the business, properties, prospects and financial condition of Radyne.

     4.5 Investment Experience; Advisors. Each Xicom Shareholder represents that he/she/it can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of owning the Merger Shares. Each Xicom Shareholder represents that he/she/it has had an opportunity to consult with tax and legal counsel with respect to the terms of this Agreement and specifically with respect to the allocation of consideration and any tax consequences to such shareholder that may occur in connection with this Agreement. Each Xicom Shareholder acknowledges and agrees that Radyne is not making any representations in this Agreement and has not otherwise made any representations with respect to any tax consequences that may occur in connection with this Agreement.

     4.6 Restricted Securities. Each Xicom Shareholder understands that the Merger Shares it is acquiring are characterized as “restricted securities” under the federal securities laws inasmuch as it is being acquired from Radyne in a transaction not involving a public offering, and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, each Xicom Shareholder represents that the Xicom Shareholder is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

     4.7 Legends. Each Xicom Shareholder understands that the certificates evidencing the Merger Shares will bear the following legend:

“These securities have not been registered under the Securities Act of 1933, as amended. They may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under such Act or an opinion of counsel reasonably satisfactory to Radyne that such registration is not required or unless sold pursuant to Rule 144 of such Act.”

ARTICLE 5

CONDUCT OF BUSINESS PENDING THE MERGER

     5.1 Conduct of Business Pending the Merger. Xicom covenants and agrees that, prior to the Effective Time, unless Radyne otherwise agrees in writing or as otherwise expressly contemplated or permitted by this Agreement:

          (a) The businesses of Xicom shall be conducted in the ordinary course, on an arm’s length basis and in accordance in all material respects with all applicable laws, rules and regulations and past custom and practice; Xicom shall maintain its facilities in good operating condition, ordinary wear and tear excepted; and Xicom shall use its reasonable best efforts to preserve intact its business organization and goodwill, keep available the services of its officers and employees as a group and maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it;

          (b) Xicom shall not, directly or indirectly, do or permit to occur any of the following: (i) issue, sell, pledge, dispose of or encumber (A) any additional shares of, or any options, warrants, conversion privileges or rights of any kind to acquire any shares of, any of its capital stock, or (B) any of its assets, except in the ordinary course of business; (ii) amend or propose to amend its Articles of Incorporation or Bylaws; (iii) split, combine or reclassify any outstanding shares of Xicom Common Stock, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to shares of Xicom Common Stock; (iv) redeem, purchase or acquire or offer to acquire any shares of Xicom Common Stock or other securities of Xicom; (v) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof; (vi) incur any indebtedness for borrowed money or issue any debt securities, except the borrowing of working capital in the ordinary course of business and consistent with past practice, or grant any mortgages, liens or security interests; (vii) make any investments other than short-term United States Treasury obligations or short-term certificates of deposit of a commercial bank or trust company; or (viii) enter into or propose to enter into, or modify or propose to modify, any agreement, arrangement or understanding with respect to any of the matters set forth in this Section 5.1(b);

          (c) Xicom shall not, directly or indirectly, enter into or modify any contract, agreement or understanding, written or oral, fixed or contingent, individually or in the aggregate as to any third party and its affiliates or subsidiaries as a group, that involves consideration or performance of Xicom of a value exceeding $100,000 or a term exceeding one year;

          (d) Except as required by law, rule or regulation and except for an amendment to the employment agreement for Gary Gianatasio to eliminate any equity right he may have in Xicom, Xicom shall not (i) enter into or modify any employment, severance or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officers or directors or consultants or (ii) other than as set forth on Schedule 1.6 and the amendment to the employment agreement for Gary Gianatasio, take any action with respect to the grant of any bonuses, salary increases, severance or termination pay or with respect to any increase of benefits payable in effect on the date hereof;

          (e) Other than as set forth on Schedule 1.6 and the amendment to the employment agreement for Gary Gianatasio, Xicom shall not adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, trust, fund or group arrangement for the benefit or welfare of any employees or any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or arrangements for the benefit or welfare of any director;

          (f) Neither Xicom nor any Shareholder, officer, director, employee, agent or representative thereof shall, for a period expiring on the earlier of (i) the termination of this Agreement pursuant to the terms of Article 9 herein or (ii) May 31, 2005, solicit, negotiate, consider or encourage the possible sale to any other person or entity of all or any portion of the business or of the assets of Xicom, whether by merger, sale of stock, sale, license or lease of assets, or otherwise; nor shall they provide any confidential information to any person or entity. Xicom will promptly notify Radyne if any of them is approached by any person or entity interested in acquiring or investing in Xicom, and will provide Radyne with the name of the person and the details of such inquiry or proposal;

          (g) Neither Xicom nor any Shareholder shall take any action that would render, or that reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue at, or at any time prior to, the Effective Time. Xicom and each Shareholder agree to promptly notify Radyne (i) of any emergency or other change in the normal course of Xicom’s business or of any governmental or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated); (ii) the occurrence or failure to occur of any event, which occurrence or failure would be likely to cause any representation or warranty on Xicom’s or any Shareholder’s part contained in this Agreement to be untrue or inaccurate in any material respect at, or at any time prior to, the Effective Time; and (iii) any material failure of Xicom or any Shareholder to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; and

          (h) Without the consent of Radyne, which consent shall not be unreasonably withheld, Xicom shall not make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to Xicom, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to Xicom, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of Xicom for any period ending after the Effective Time or decreasing any Tax attribute of Xicom existing on the Effective Time.

          (i) Xicom shall take all steps necessary to facilitate the preparation by Radyne of (i) the audited or reviewed Final Closing Balance Sheet of Xicom under Section 1.6(d), and (ii) an unqualified opinion of the independent auditors of Radyne that the financial statements referred to and the Final Closing Balance Sheet are in accordance with GAAP and SEC Regulation S-X. Radyne shall instruct its independent auditors to complete their audit no later than 75 days after the date hereof; provided, however, that the 75 day period as to the Final

Closing Balance Sheet shall be extended to the extent the inability of the auditors to complete the audit relates to the records or acts of Xicom or the Xicom Shareholders, including, without limitation, a lack of or the incompleteness of records or cooperation.

ARTICLE 6

ADDITIONAL AGREEMENTS

     6.1 Expenses. Each party to this Agreement shall bear their own expenses in connection with this Agreement and the transactions contemplated herein; provided, however, that the expenses of Xicom or the Xicom Shareholders shall be handled in accordance with Section 1.6(a)(iii) if the Merger is consummated. Notwithstanding the foregoing, in the event that Xicom or the Shareholders (or their representatives) violate Section 5.1(f) and they agree to sell Xicom or its assets, or a controlling interest therein, within nine months thereof, then Xicom and the Shareholders, jointly and severally, agree to pay Radyne an amount equal to all of the expenses incurred by Radyne and Merger Sub in connection with the preparation and negotiation of this Agreement and any other matters otherwise related to the transactions contemplated herein, including but not limited to all fees and expenses of accountants and attorneys, up to a maximum of $200,000. Nothing herein shall be deemed to limit the right or remedy of a party in the event of a willful breach of this Agreement by the other party.

     6.2 Taxes. The Shareholders shall be responsible for any sales, transfer or other similar taxes incurred by them or Xicom arising out of the Merger.

     6.3 Confidentiality. Each party agrees to honor the existing confidentiality agreement between them.

     6.4 Access to Information. From the date of this Agreement to the earlier of the termination of this Agreement or the Effective Time, Xicom shall: (i) provide to Radyne (and its officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives (collectively, “Representatives”)) reasonable access to, upon prior notice and during normal business hours, the directors, officers, employees, agents, suppliers, properties, offices and other facilities of Xicom and the Subsidiaries and to the books and records thereof and (ii) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of Xicom and the Subsidiaries as Radyne or its Representatives may reasonably request.

ARTICLE 7

CONDITIONS

     7.1 Conditions to Obligations of Each Party To Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following conditions:

          (a) there shall not be pending by or before any court or other governmental body an order or injunction restraining or prohibiting the transactions contemplated hereby; and

          (b) no party hereto shall have terminated this Agreement as permitted herein.

     7.2 Additional Conditions to Obligation of Xicom and the Shareholders. The obligation of Xicom and the Shareholders to effect the Merger is also subject to the fulfillment or waiver at or prior to the Effective Time of the following conditions:

          (a) the representations and warranties of Radyne and Merger Sub set forth in Article 2 that are qualified by materiality shall be true and correct and the representations and warranties of Radyne and Merger Sub that are not so qualified shall be true and correct in all material respects on and as of the Effective Time with the same force and effect as if made on and as of the Effective Time, and each of Radyne and Merger Sub shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by it hereunder at or prior to the Effective Time;

          (b) Radyne shall have furnished to Xicom a certificate in which Radyne and Merger Sub shall certify that the conditions set forth in Section 7.2(a) have been fulfilled or waived;

          (c) Radyne shall have furnished to Xicom (i) a copy of the text of the resolutions by which the corporate action on the part of Radyne and Merger Sub necessary to approve this Agreement, the Merger and the issuance of the Merger Shares were taken, and (ii) certificates executed on behalf of Radyne certifying, in each case, that such copy is a true, correct and complete copy of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded; and

          (d) Radyne shall have made arrangements to pay each Xicom Shareholder by check or wire transfer the amount of the Cash Consideration, and any payment of cash in lieu of fractional shares pursuant to Section 1.5(c) (less any amounts required to be withheld from such cash under foreign, federal, state or local laws), and shall have instructed its transfer agent to issue certificates for the Merger Shares to which the Xicom Shareholders are entitled pursuant to Section 1.5(a) hereof, in each case against receipt for cancellation of such Xicom Shareholder’s certificate or certificates representing shares of Xicom Common Stock.

     7.3 Additional Conditions to Obligations of Radyne and Merger Sub. The obligations of Radyne and Merger Sub to effect the Merger are also subject to the fulfillment or waiver at or prior to the Effective Time of the following conditions:

          (a) the representations and warranties of Xicom and the Xicom Shareholders set forth in Articles 3 and 4 respectively that are qualified by materiality shall be true and correct and the representations and warranties of Xicom and the Xicom Shareholders that are not so qualified shall be true and correct in all material respects on and as of the Effective Time with the same force and effect as if made on and as of the Effective Time, and each of Xicom and the Xicom Shareholders shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by it or them hereunder at or prior to the Effective Time;

          (b) Xicom shall have furnished to Radyne a certificate in which Xicom shall certify that the conditions set forth in Section 7.3(a) have been fulfilled or waived;

          (c) Xicom shall have furnished to Radyne (i) a copy of the text of the resolutions by which the board of directors of Xicom and the Xicom Shareholders, if applicable, approved this Agreement (including, without limitation, the plan of merger contained herein) and the Merger; (ii) a certified copy of Xicom’s Articles of Incorporation and Bylaws; and (iii) a certificate executed on behalf of Xicom by its corporate secretary certifying to Radyne that such resolutions are true, correct and complete, were duly adopted and have not been amended or rescinded, and that prior to the Effective Time, the Articles of Incorporation and Bylaws of Xicom have not been amended or rescinded;

          (d) Xicom and each of the Shareholders shall have obtained each consent and approval necessary in order that the Merger and the transactions contemplated herein not constitute a breach or violation of, or result in a right of termination or acceleration or any encumbrance on any of Xicom’s assets pursuant to the provisions of, any agreement, arrangement or understanding, judgment, decree or order, law, rule or regulation, or license, franchise or permit;

          (e) Between the date hereof and the Effective Time, (i) there shall have been no Xicom Material Adverse Change, and (ii) Xicom and the Shareholders’ Representative shall have delivered to Radyne a certificate, dated as of the Effective Time to the foregoing effect;

          (f) Walter C. Wood and Ronald J. Sterns shall have each executed and delivered to Radyne a non-disclosure and non-compete agreement in the form attached as Exhibit B, and Walter C. Wood and Gary Gianatasio shall have executed and delivered to Radyne an employment agreement in a form to be mutually agreed upon the parties;

          (g) Radyne shall have received an opinion letter from Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, on behalf of Xicom and the Shareholders, in the forms reasonably satisfactory to the parties;

          (h) The Xicom Shareholders shall have approved this Agreement and the Merger and none shall have asserted any appraisal or dissenters’ rights, and each shall have executed a counterpart signature page to become party to this Agreement;

          (i) Radyne shall have provided to Xicom the written notice as contemplated under Section 1.8;

          (j) The Final Closing Balance Sheet shall have been prepared and accepted by the parties, except as otherwise permitted under Section 1.6; and

          (k) All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to Radyne’s counsel, and Radyne and its counsel shall have received all such counterpart original and certified or other copies of such documents as they may reasonably request.

ARTICLE 8

INDEMNITIES

     8.1 Survival of Representations and Warranties. All representations and warranties made by Radyne, Merger Sub, Xicom and the Xicom Shareholders in this Agreement shall survive for [ * ] from the date of this Agreement and no claim for any breach thereof may be made unless notice thereof is given to the other party prior to such date; provided, however, that the limitations on survival shall not apply to any breach of this Agreement constituting fraud or intentional misrepresentation or omission. The parties agree that reliance shall not be an element of any claim for misrepresentation or indemnification under this Agreement.

     8.2 Shareholders Agreement to Indemnify.

          (a) Subject to the limitations in this Article 8, the Shareholders, jointly and severally, agree to indemnify and hold harmless Radyne and Merger Sub and their respective directors, officers, employees and agents from and against all proceedings, judgments, decrees, demands, claims, actions, losses, damages, liabilities, costs and expenses, including, without limitation, reasonable attorneys’ fees and costs (collectively referred to as “Losses”) asserted against or incurred by Radyne, Merger Sub or their respective directors, officers, employees or agents resulting from (i) a breach of any covenant, agreement, representation or warranty of Xicom or the Xicom Shareholders contained in this Agreement or the exhibits or schedules hereto; (ii) any lawsuit, open tax matter, employee dispute or other similar contingency disclosed on a schedule (or that should have been disclosed on a schedule or in the Financial Statements) in excess of litigation, tax or related reserves; or (iii) any claim based on the respective equity ownership of the Xicom Shareholders or the allocation of the consideration set forth in this Agreement; provided, however, that any liability of a Shareholder for such Shareholder’s breach of his non-disclosure and non-compete agreement delivered under Section 7.3(f) shall be several and not joint.

          (b) For purposes of assessing indemnification for any breach of warranty, representation, covenant or agreement, any materiality (including any “Material Adverse Change”) or knowledge qualifiers shall be eliminated, except knowledge qualifiers with respect to “threatened” matters.

          (c) The Shareholders will not be obligated to indemnify Radyne or its directors, officers, employees or agents for any Loss except to the extent that such Loss, alone or when aggregated with all other Losses, exceeds [ * ] (the “Indemnity Basket”), unless such Loss results from the matters referenced in subsections (a)(ii) or (a)(iii) above, in which case the Shareholders will be responsible for all Losses.

          (d) Further, the Shareholders shall not be obligated to indemnify Radyne and its directors, officers, employees and agents to the extent that any Loss, alone or when

* Confidential information on this page has been omitted and filed separately with the Securities Exchange Commission pursuant to a Confidential Treatment Request.

aggregated with all other Losses, exceeds [ * ] (the “Indemnity Ceiling”), and Radyne’s sole remedy for damages (except as provided in subsection (e) below) shall be limited to [ * ].

          (e) The Indemnity Basket, the Indemnity Ceiling and the limitation on seeking damages solely from [ * ] will not apply under this Section 8.2 in the event any Loss is based on the fraud or intentional misrepresentation or omission of Xicom or any of the Xicom Shareholders.

     8.3 Radyne and Merger Sub’s Agreement to Indemnify. Subject to the limitations in this Article 8, Radyne and Merger Sub hereby agree to indemnify and hold harmless the Xicom Shareholders and their agents from and against all Losses asserted against or incurred by the Xicom Shareholders or their agents resulting from a breach of any covenant, agreement, representation or warranty of Radyne or Merger Sub contained in this Agreement or the exhibits hereto. Radyne will not be obligated to indemnify the Xicom Shareholders or any of their agents for any Loss except to the extent that such Loss, alone or when aggregated with other Losses, exceeds the Indemnity Basket. Further, Radyne shall not be obligated to indemnify the Xicom Shareholders or any of their agents to the extent that any Loss, alone or when aggregated with other Losses, exceeds the Indemnity Ceiling. Neither the Indemnity Basket nor the Indemnity Ceiling will apply under this Section 8.3 in the event any Loss is based on the fraud or intentional misrepresentation or omission of Radyne or Merger Sub. Xicom and the Xicom Shareholders agree that any claim for indemnification against Radyne or Merger Sub under this Article 8 shall be made solely through the Shareholder’s Representative, and that any and all actions with respect to the rights of the Xicom Shareholders under this Article 8 and the Escrow Agreement shall be exercised solely through the Shareholder’s Representative.

     8.4 Notice of Claim. Any party who has a claim which would give rise to liability pursuant to this Article 8 shall give prompt notice to all other parties of such claim, together with a reasonable description thereof; provided, that Radyne and Merger Sub shall provide such notice only to the Shareholders’ Representative. With respect to any claim by a third party which is covered by the indemnifications contained hereunder, the party obligated to indemnify shall be afforded the opportunity, at its expense, to defend or settle such claim if, within 10 days of notice thereof, it acknowledges in writing its indemnification obligation hereunder, utilizes counsel reasonably satisfactory to the indemnified party, commences such defense promptly and pursues such defense with diligence; provided, however, that such indemnifying party shall secure the consent of the indemnified party to any settlement, which consent shall not be unreasonably withheld, unless the amount of the settlement (together with other settlements) is below the Indemnity Basket. If an indemnified party defends any claim hereunder, such party shall use reasonable efforts in such defense to mitigate Losses arising thereunder, and shall not settle any claim without the consent of the indemnifying party, which shall not be unreasonably withheld; provided, that any consent by the Shareholders’ Representative shall constitute adequate consent on behalf of any Xicom Shareholder under this Section 8.4. Notwithstanding the foregoing, (i) if a claim seeks relief other than the payment of monetary damages; (ii) if the subject matter of a claim relates to the ongoing business of the indemnified party (including with

* Confidential information on this page has been omitted and filed separately with the Securities Exchange Commission pursuant to a Confidential Treatment Request.

out limitation, any relationship with continuing suppliers, customers or other persons or entities with whom the indemnified party does business), which claim, if decided against the indemnified party, could materially adversely affect the ongoing business or reputation of the indemnified party or its relationship to such other party; or (iii) the indemnified party may not be fully indemnified with respect to such claim, then, in each such case, the indemnified party alone shall be entitled to contest, defend and settle such claim in the first instance and, if the indemnified party does not contest, defend or settle such claim, the indemnifying party shall then have the right to contest and defend such claim, but not settle such claim without the consent of the indemnified party, which consent will not be unreasonably withheld.

     8.5 Satisfaction of Obligations. If an indemnifying party becomes obligated to indemnify another party with respect to any claim for indemnification hereunder and the amount of liability with respect thereto shall have been finally determined, the indemnified party, and in the event the indemnified party is a Xicom Shareholder, the Shareholders’ Representative, shall deliver a notice to the indemnifying party and the escrow agent demanding payment pursuant to the Escrow Agreement. Additional provisions regarding the procedures for indemnification are as set forth in the Escrow Agreement.

     8.6 Exclusive Remedy. The rights and remedies provided for in this Agreement shall be exclusive and no other rights and remedies that may exist at law may be asserted against any party; provided, however, that the foregoing will not limit the right of Radyne or Merger Sub to pursue equitable remedies, including equitable remedies related to the enforcement of any non-compete agreement described under Section 7.3(f), nor in the case of fraud or intentional misrepresentation or omission.

ARTICLE 9

TERMINATION, AMENDMENT AND WAIVER

     9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time:

          (a) by mutual consent of a duly authorized officer of Radyne and Xicom and the Shareholders’ Representative;

          (b) by Radyne or Merger Sub, on the one hand, or Xicom, on the other hand, if the other party breaches any of its material representations, warranties or covenants contained herein and, if such breach is curable, is not cured within 15 business days after notice thereof;

          (c) by Radyne or Merger Sub, on the one hand, or Xicom, on the other hand, if obligations to close the transactions contemplated by this Agreement shall become incapable of satisfaction;

          (d) by Radyne or Merger Sub, on the one hand, or Xicom, on the other hand, if the Merger shall not have been consummated by May 31, 2005 or such later date as may be agreed upon by Radyne, Merger Sub and the Shareholders’ Representative; provided, however, that the right to terminate this Agreement under this Section 9(d) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective time to occur on or before May 31, 2005; or

          (e) as provided in Sections 1.6 or 1.8.

     9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall become void and there shall be no liability or further obligation hereunder on the part of the parties or their respective securityholders, officers or directors, except as set forth in Sections 1.6, 1.8, 6.1 and 6.3, and except for liability arising from a willful breach of this Agreement.

     9.3 Amendment. This Agreement may not be amended except by an instrument in writing approved by Radyne, Merger Sub and Xicom.

     9.4 Waiver. At any time prior to the Effective Time, Radyne or Merger Sub may extend the time for the performance of any of the obligations or other acts of any other party hereto and Xicom may extend the time for performance of any of the obligations of Radyne or Merger Sub. In addition, Radyne and Merger Sub, on the one hand, and Xicom, on the other hand, may waive compliance with any of the agreements of any other party or with any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit.

ARTICLE 10

TAX MATTERS

     The following provisions shall govern the allocation of responsibility as between Radyne and the Shareholders for certain tax matters following the Effective Time:

     10.1 Responsibility for Filing Tax Returns. Radyne shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for Xicom that are required to be filed after the Effective Time.

     10.2 Cooperation on Tax Matters. Radyne, Xicom and the Shareholders (through the Shareholders’ Representative) shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Article 10 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

     10.3 Control of Tax Proceedings. If any claim, suit or proceeding shall be made by any taxing authority that could give rise to an additional payment of Taxes, the party responsible for the payment of such Taxes shall control all proceedings arising in connection with such claim, suit or proceeding; provided, however, that if the subject matter of a claim, suit or proceeding relates to the ongoing business of Xicom (including without limitation, its employees, suppliers, customers or other persons or entities with whom Xicom does business), which claim, suit or proceeding, if decided against the Xicom, could materially adversely affect the ongoing business or reputation of Xicom or its relationship with such party after the Effective Time, then Radyne or Xicom, at their election, shall be entitled to contest, defend and settle such claim, suit or proceeding. For purposes of the foregoing, the Shareholders’ Representative shall be deemed the party responsible for any Taxes the payment of which would result in a claim against [*].

ARTICLE 11

GENERAL PROVISIONS

     11.1 Public Statements. Except as required by applicable law, rule or regulation, including of the Nasdaq National Market, prior to the Effective Time, no party shall make any public announcement or statement with respect to the Merger, this Agreement or any related transaction without the approval of the other parties, which approval will not be unreasonably withheld. Each party agrees to consult with the other parties prior to issuing any such public announcement or statement.

     11.2 Notices. All notices and other communications hereunder shall be in writing and shall be sufficiently given if made by hand delivery, by facsimile, by recognized overnight courier service, or by registered or certified mail (postage prepaid and return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by it by like notice):

If to Radyne or Merger Sub:	Radyne ComStream Inc.
3138 E. Elwood Street
Phoenix, Arizona 85034
FAX: (602) 437-4811
Attn.: Robert C. Fitting

With a copy to:	Snell & Wilmer L.L.P.
One Arizona Center
Phoenix, Arizona 85004
FAX: (602) 382-6070
Attn.: Steven D. Pidgeon

If to Xicom or the Shareholders or the Xicom Shareholders (via the Shareholders’ Representative):	Xicom Technology Inc. 3550 Basset Street Santa Clara, California 95054 FAX: (408) 213-3106 Attn.: Walter C. Wood

* Confidential information on this page has been omitted and filed separately with the Securities Exchange Commission pursuant to a Confidential Treatment Request.

With a copy to:	Gunderson Dettmer Stough Villeneuve
Franklin & Hachigian, LLP
155 Constitution Drive
Menlo Park, California 94025
FAX: (650) 321-2800
Attn: Bennett L. Yee, Esq.

     All such notices and other communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; three business days after being deposited in the mail, postage prepaid, if delivered by mail; the next business day, if by recognized overnight courier service; and when receipt acknowledged, if faxed; provided, however, notice to a party’s attorney shall not constitute notice to such party.

     11.3 Dispute Resolution. Except as provided in Section 1.6(h), all claims, disputes and other matters in controversy (herein called a “Dispute”) arising directly or indirectly out of or related to this Agreement, or the breach thereof, whether contractual or noncontractual, and whether during the term or after the termination of this Agreement, will be resolved exclusively according to the procedures set forth in this Section 11.3.

          (a) Negotiation. The parties will attempt to settle Disputes arising out of or relating to this Agreement, or the breach thereof, by a meeting of two designated representatives of each party within five days after a request by either of the parties to the other party asking for the same.

          (b) Mediation. If such Dispute cannot be settled at such meeting, either party within five days of such meeting may give a written notice (a “Dispute Notice”) to the other party setting forth the nature of the Dispute. The parties will attempt in good faith to resolve the Dispute by mediation in Phoenix, Arizona under the Commercial Mediation Rules of AAA in effect on the date of the Dispute Notice. The parties will select a person who will act as the mediator under this subsection (b) within 60 days of the date of this Agreement. If the Dispute has not been resolved by mediation as provided above within 30 days after delivery of the Dispute Notice, then the Dispute will be determined by arbitration in accordance with the provisions of subsection (c) below.

          (c) Arbitration. Any Dispute that is not settled through mediation as provided in subsection (b) above will be resolved by arbitration in Phoenix, Arizona, governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq., and administered by the AAA under its Commercial Arbitration Rules in effect on the date of the Dispute Notice, as modified by the provisions of this subsection (c), by a single arbitrator. The arbitrator selected, in order to be eligible to serve, will be a lawyer with at least 15 years experience specializing in business matters. In the event the parties cannot agree on a mutually acceptable single arbitrator from the list submitted by the AAA, AAA will appoint the arbitrator who will meet the foregoing criteria. The arbitrator will base the award on applicable law and judicial precedent and, unless both parties agree otherwise, will include in such award the findings of fact and conclusions of law upon which the award is based. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

          (d) Notwithstanding the foregoing or anything in this Agreement to the contrary:

               (i) Upon the application by either party to a court for an order confirming, modifying or vacating the award, the court will have the power to review whether, as a matter of law based on the findings of fact determined by the arbitrator, the award should be confirmed, modified or vacated in order to correct any errors of law made by the arbitrator. In order to effectuate such judicial review limited to issues of law, the parties agree (and will stipulate to the court) that the findings of fact made by the arbitrator will be final and binding on the parties and will serve as the facts to be submitted to and relied on by the court in determining the extent to which the award should be confirmed, modified or vacated; and

               (ii) Either party will have the right to apply to any court for an order to specifically enforce their rights under this Agreement and the other agreements contemplated by this Agreement, including but not limited to a party’s obligation to close the transaction and the confidentiality provisions contained in this Agreement.

          (e) Costs and Attorneys’ Fees. If either party fails to proceed with mediation or arbitration as provided herein or unsuccessfully seeks to stay such mediation or arbitration, or fails to comply with any arbitration award, or is unsuccessful in vacating or modifying the award pursuant to a petition or application for judicial review, the other party will be entitled to be awarded costs, including reasonable attorneys’ fees, paid or incurred by such other party in successfully compelling such arbitration or defending against the attempt to stay, vacate or modify such arbitration award and/or successfully defending or enforcing the award.

          (f) Tolling of Statute of Limitations. All applicable statutes of limitations and defenses based upon the passage of time will be tolled while the procedures specified in this Section 11.3 are pending. The parties will take such action, if any, required to effectuate such tolling.

     11.4 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to Sections and Articles refer to sections and articles of this Agreement unless otherwise stated. Words such as “herein,” “hereinafter,” “hereof,” “hereto,” “hereby” and “hereunder,” and words of like import, unless the context requires otherwise, refer to this Agreement (including the exhibits and attachments hereto). As used in this Agreement, the masculine, feminine and neuter genders shall be deemed to include the others if the context requires. The term “Agreement” means collectively this Agreement and the agreements, certificates and other documents delivered hereunder. For purposes of this Agreement, “Xicom” means Xicom and its Subsidiaries, where appropriate (including, without limitation, Section 3.15).

     11.5 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties shall negotiate in good faith to modify this Agreement to preserve each party’s anticipated benefits under this Agreement.

     11.6 Miscellaneous. This Agreement (together with all other documents and instruments referred to herein): (a) constitutes the entire agreement, and supersedes all other prior agreements, representations, warranties and undertakings, both written and oral, among the parties, with respect to the subject matter hereof; (b) is not intended to confer upon any other person any rights or remedies hereunder; (c) shall not be assigned by operation of law or otherwise, except that Radyne and Merger Sub may assign all or any portion of their rights under this Agreement to any wholly-owned subsidiary, but no such assignment shall relieve Radyne and Merger Sub of their obligations hereunder, and except that this Agreement may be assigned by operation of law to any corporation with or into which Radyne may be merged or otherwise sold, including through a sale of assets or stock; and (d) shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the State of Arizona, without giving effect to the principles of conflict of laws thereof. This Agreement may be executed in two or more counterparts (including counterpart signature pages to be executed by the Xicom Shareholders referenced in Section 7.3(h)), which together shall constitute a single agreement.

[SIGNATURE PAGES FOLLOW]

MERGER AGREEMENT

SIGNATURE PAGES

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the date first written above.

RADYNE COMSTREAM INC., a Delaware corporation
By:
Name: Robert C. Fitting
Title: Chief Executive Officer

XICOM ACQUISITION INC., a California corporation
By:
Name: Robert C. Fitting
Title: President and Chief Executive Officer

XICOM TECHNOLOGY INC., a California corporation
By:
Name: Walter C. Wood
Title: Chief Executive Officer

THE SHAREHOLDERS:
By:
Walter C. Wood

By:
Ronald J. Sterns

By:
Judith R. Sterns

WALTER C. WOOD, solely in his capacity as the Shareholders’ Representative
By:
Walter C. Wood

APPENDIX I

Additional Xicom Shareholders

Kevin Sterns
Oralee Murillo
Jennifer Rivers
Jonathan Sterns
Stephen Ludvik
Stephen C. McIntyre
Bruce McLeod
Raul Ochoa
Wilson Sonsini Investment WS96B
Jack L. Hancock
Ailsa E. Ludvik
Gregory M. Ludvik
George Vendelin
Algis Joudikis

APPENDIX II

Computation of Net Working Capital

[Attached]